EXHIBIT 5.1

                                                     Draft of July 25, 1996
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                                        July __, 1996

ContiFinancial Corporation
277 Park Avenue
New York, New York  10172

Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-1, Registration No. 333-7703 (the "Registration Statement") filed by ContiFinancial Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to $300,000,000 of the Company's __% Senior Notes Due 2003 (the "Notes"). We also refer to the form of Indenture to be entered into between the Company and [Chase Manhattan
Bank], as Trustee (the "Indenture"), which is filed as Exhibit [   ] to the
Registration Statement.

          We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below, including (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the form of the Underwriting Agreement, (c) the Indenture, and (d) a specimen Note.

          Based upon the foregoing, it is our opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

          2. Assuming the due execution and delivery of the Notes on behalf of the Company, the Notes will be duly authorized and, when authenticated by the Trustee in accordance with the Indenture and delivered to the purchasers thereof against payment therefor, will be valid and binding obligations of the Company, enforceable in accordance with their respective terms and entitled to the benefits of the indenture except



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               (i)  the enforceability thereof may be limited by
               bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

          In expressing the foregoing opinion with respect to the Notes, we have assumed, with your consent, (i) the due execution and delivery of the Indenture by each of the Company and the Trustee and (ii) that the Notes will conform as to form to the specimen Note, which fact we have not verified by inspection of the individual Notes.

          We are not members of any bar except that of the State of New York, and in expressing the opinions set forth above, we are not passing upon the laws of any jurisdiction other than laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,



                                        DEWEY BALLANTINE


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